Exhibit 10.1 Compass Minerals 9900 W. 109th Street, Suite 100 Overland Park, KS 66210 www.compassminerals.com 913-344-9200

September 14, 2018

By Hand Delivery
Steven N. Berger
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Dear Steve:

This separation letter agreement is to confirm that your employment as Senior Vice President, Corporate Services, with Compass Minerals International, Inc. (“Compass Minerals”) will end on November 1, 2018 (the “Termination Date”). You will continue to receive your normal pay through the Termination Date, and your benefits as described below. In addition, by signing below, you will resign any officer or director positions at any Compass Minerals subsidiaries effective as of the Termination Date.

Subject to the conditions described below, Compass Minerals is prepared to offer you a lump sum severance payment (less applicable withholdings and deductions) of $603,998 to be paid in two installments as well as payment of COBRA premiums for your continued healthcare benefits for 12 months.

Equity
In accordance with the terms of Compass Minerals’ incentive plans and your related award agreements, you will have 90 days from the Termination Date (or longer if such date is during a blackout trading period) to exercise any vested options that you have not previously exercised. You can contact Solium at 1-877-380-7793 to exercise your vested options. Note that all unvested equity will be forfeited as of your Termination Date. You will continue to be subject to the Compass Minerals’ Securities Trading Policy as well as applicable securities laws. Any transactions in Compass Minerals stock, including cash and cashless exercises of options, must be approved by the SVP, General Counsel and Corporate Secretary until May 1, 2019. Compass Minerals will assist you in the preparation of any applicable Form 4 filings during this period provided trading information is received on the date the transaction occurs.

Vacation Accrual
You will be paid for your accrued, but unused, vacation through the Termination Date no later than the next regularly scheduled payday (less applicable withholdings and deductions) following the Termination Date.

Outplacement Counseling
Compass Minerals will provide you with outplacement services with Lee Hecht Harrison at the executive level; provided you access these services on or before December 1, 2018. The firm is available to assist in your transition and will contact you shortly, or you may contact them at 1-888-244-8417. If you choose not to access any outplacement services, Compass Minerals will not provide payment in whole or in part in lieu of these services.

Assistance Support
The Compass Minerals Employee Assistance Program will be available for you through the end of the month in which your employment terminates. The number for services is 1-800-624-5544.

Group Benefits

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401k: Your Termination Date will be forwarded to Fidelity Investment Management. If you have a current vested account balance of greater than $5,000, you may defer receipt of your distribution until a later date. However, if your current vested account balance is less than $5,000 you cannot postpone and you are required to choose a distribution of your funds. Options for distributions generally include a qualified roll-over into an IRA account or to another employer’s qualified retirement plan, or a cash distribution (less any applicable taxes or penalties). For additional information or if you wish to move your funds, you may contact

Fidelity Investments at 1-800-835-5097 to request a distribution/rollover form, or go to www.401k.com to make the request.

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Medical / Dental / Rx / Vision Insurance: Your healthcare benefits remain effective through the end of the month in which your employment terminates. You and/or your dependents are eligible to participate in COBRA for up to 18 months. Approximately 2-4 weeks after your Termination Date, you will receive a packet of information with enrollment instructions and deadlines. If you have any questions regarding your coverage, you may contact Blue Cross Blue Shield member services at 1-888-495-9340.

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Life / Disability Insurance: Any basic group life insurance, voluntary life insurance or long-term disability insurance (including executive-level disability insurance) coverage may be converted to an individual policy for you and/or your dependents. Your voluntary life may also be portable for you and your dependents. You may contact Cigna at 1-800-423-1282, 8:00 a.m. to 4:30 p.m., CT for additional information about the difference between portability or conversion of your policies and to request application forms.

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Restoration Plan: Your contributions into Compass Minerals’ Restoration Plan will be paid to you in accordance with the terms of this plan and your prior election for payment of those benefits following the termination of employment.

•	Executive Physical: You will continue to be eligible for the company-paid executive physical benefit through the Termination Date.

Release and Company Property
It is a condition of receiving the severance pay and other benefits described above that you execute the attached “Final Release and Waiver of Claims,” which contains a requirement that you not divulge or communicate any confidential business or financial information relating to Compass Minerals or any of its affiliated companies and also contains other provisions common in settlements of this kind.

All security, company credit cards, and keys are to be returned to Compass Minerals by the end of the day on the Termination Date. All Company property and material held outside your office is to be returned to Compass Minerals no later than the Termination Date. Without limiting the generality of the foregoing, this includes credit cards, cell phones, personal computers/laptops, keys, zip drives, documents, files, etc.

To accept Compass Minerals’ offer of severance pay and other benefits described above please sign and return this letter by Monday, September 17th and the “Final Release and Waiver of Claims” to Diana C. Toman, 9900 W 109th Street, Suite 100, Overland Park, KS 66210, after the Termination Date and by the date specified in the Final Release.

If you have any questions regarding benefits or the documentation, contact Diana C. Toman at 913-344-9200 or legal@compassminerals.com.

Respectfully,
/s/ Francis J. Malecha

Francis J. Malecha
President and CEO

Signed, Acknowledged & Accepted by:

/s/ Steven N. Berger
Steven N. Berger

Final Release and Waiver of Claims
This Final Release and Waiver of Claims (the “Agreement”) is by and between Compass Minerals International, Inc. (the “Company”) and Steven N. Berger (“You” or “Your”) (collectively, the “Parties”).

Whereas, You worked for the Company as Senior Vice President, Corporate Services, in Overland Park, Kansas; and
Whereas, the Company and You have agreed to conclude Your employment with the Company on the terms set forth herein as of November 1, 2018 (the “Termination Date”).
Now, therefore, the Parties agree as follows:
1.    Company Consideration. In exchange for the consideration You are providing under this Agreement, the Company (provided this Agreement becomes effective and You do not revoke it) agrees to:
a.    provide You with a lump sum severance payment in the amount of $603,998 (less applicable deductions and withholdings) to be paid in two installments with the first being made no later than December 15, 2018 and the second being made no later than January 15, 2019.
b.    pay for up to 12 months of COBRA premium payments made directly to the insurer/COBRA administrator on your behalf, provided you timely enroll for COBRA benefits, and pay for up to 12 months of long-term executive-level disability premium payments.
c.    provide You with outplacement assistance through Lee Hecht Harrison at the executive level; provided activation occurs by December 1, 2018.
2.    Your Consideration and Release. In exchange for the consideration the Company is providing under this Agreement, You agree as follows:
a.    You release and waive, to the maximum extent permitted by law, and without exception, any and all known, unknown, suspected, or unsuspected claims, demands, or causes of action (collectively, “claims”) that as of the Effective Date (as defined below) You have or could have against the Company, as well as its past, present and future parents, subsidiaries, affiliates and all other related entities; its and their predecessors, successors and assigns; the past, present and future officers, directors, shareholders, trustees, members, employees, attorneys and agents of any of the previously listed entities; any benefits plan maintained by any of the previously listed entities at any time; and the past, present and future sponsors, insurers, trustees, fiduciaries and administrators of such benefit plans (collectively, “Affiliates”). The claims You release and waive include but are not limited to:
(1)    claims related to Your employment and the conclusion of Your employment with the Company or its Affiliates.
(2)    claims under any federal, state, or local constitution, statute, regulation, ordinance, or other legislative or administrative enactment (as amended), including but not limited to:

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The Age Discrimination in Employment Act, The Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981-1988, the Civil Rights Act of 1991, the Equal Pay Act, the Pregnancy Discrimination Act, the Americans with Disabilities Act, the Rehabilitation Act, and the Genetic Information Nondiscrimination Act.

•	the Employee Retirement Income Security Act (except for any vested benefits under any tax qualified benefit plan).

•	the Family and Medical Leave Act.

•	the Fair Labor Standards Act.

•	the Sarbanes-Oxley Act.

•	the Occupational Safety and Health Act.

•	the Immigration Reform and Control Act.

•	the Worker Adjustment and Retraining Notification Act.

•	the Fair Credit Reporting Act.

•	the Consolidated Omnibus Budget Reconciliation Act (COBRA).

•	the National Labor Relations Act.

•	the Kansas Act Against Discrimination.

•	the Kansas Age Discrimination in Employment Act.

•	the Kansas Service Letter Statute.

•	the Kansas Workers’ Compensation Act.

•	Kansas state wage payment and work hour laws.

(3)    claims for, based on, or related to discrimination, harassment, or retaliation; retaliation for exercising any right or participating or engaging in any protected activity; fraud or misrepresentation; violation of any public policy; workers’ compensation; the payment of compensation, benefits, sick leave, paid time off, or vacation; any bonus, health, stock option, retirement, or benefit plan; tort; contract; and common law.
(4)    claims to recover costs, fees, or other expenses, including attorneys’ fees, incurred in any matter.
Note 1: You are not releasing any claims that You cannot release or waive by law, including but not limited to the right to file a charge with, or participate in an investigation conducted by, any appropriate federal, state or local government agency. Further, nothing in this Agreement should be construed to prohibit You from such filings or participation. You are, however, releasing and waiving Your right, and the right of anyone claiming on your behalf, to any monetary recovery should any government agency (such as the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), Occupational Safety and Health Administration (“OSHA”), Securities and Exchange Commission (“SEC”) or Department of Labor (“DOL”)) pursue any claims on Your behalf. Notwithstanding this Note 1, nothing contained in this Agreement shall impede Your ability to report possible federal securities violations to the SEC and other governmental agencies (i) without the Company’s approval and (ii) without having to forfeit or forego any resulting whistleblower awards.

Note 2: You warrant and represent that (1) You have been paid all compensation due and owing through the Effective Date, including minimum wage, overtime, commissions, and bonuses; (2) You have not suffered any workplace injury or illness; (3) You are not aware of any illegal or fraudulent conduct by or on behalf of the Company or its Affiliates; (4) You have not been denied any requested time off or leave of absence or experienced any retaliation for requesting time off or a leave of absence; and (5) You are not aware of any facts that would substantiate a claim that the Company, or any of its Affiliates, has violated Your rights or the rights of any other employee in any way or with regard to any law, including but not limited to the claims You released and waived in this Agreement.

Note 3: Nothing in this Section 2 is intended to limit or restrict (1) Your right to challenge the validity of this Agreement as to claims and rights asserted under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, or (2) Your right to enforce this Agreement.

b.    You shall reasonably cooperate with the Company and its Affiliates in any ongoing or future investigation or litigation as requested by the Company. The Company shall reimburse You for reasonable and necessary expenses associated with Your cooperation. This requirement does not limit Your right to file a charge with, or participate in, an investigation conducted by any appropriate federal, state or local government agency (such as the EEOC, NLRB, SEC, DOL or OSHA), nor does it require You to provide anything other than truthful information in good faith to the best of Your ability.
c.    You will not disparage in any way, or make negative comments of any sort, about the Company or its Affiliates, their employees, customers, or vendors, whether orally or in writing, and whether to a third party or to an employee of the Company or its Affiliates. The Company and its subsidiaries will not disparage you in any way, or make negative comments of any sort, about you. This prohibition does not limit Your right to file a charge with, or participate in, an investigation conducted by any appropriate federal, state or local government agency (such as the EEOC, NLRB, SEC, DOL or OSHA), nor does it require You to provide anything other than truthful information in good faith to the best of Your ability.
d.    You agree that you will not, on Your own behalf or on behalf of any other person, file or initiate any civil complaint or suit against the Company or its Affiliates in any forum for any claims waived or released by this Agreement. If You violate this provision by filing such complaint or civil suit, and such filing is found to be a violation, Company shall be entitled to recover and You shall be liable for Company’s reasonable attorneys’ fees, expenses and costs of defending such litigation.
3.    Business Records and Your Continuing Obligations. You represent that You have returned to the Company any and all property belonging to the Company, including but not limited to business records and documents relating to any activity of the Company or its Affiliates, files, records, documents, plans, drawings, specifications, equipment, software, pictures, and videotapes, whether prepared by You or not and whether in written or electronic form.

4.    Confidentiality and Restrictive Covenant Agreements.
a.    You understand that You remain bound by any Confidentiality and Assignment of Invention Agreement, Restrictive Covenant Agreement or other confidentiality, non-competition or non-solicitation agreements You signed during Your employment with the Company. You agree that the consideration provided to you under this Agreement shall serve as additional consideration for the continuing requirements and restrictions contained in such agreements.
b.    You further understand and agree that the circumstances and/or discussions leading to this Agreement are confidential and that you will not disclose such circumstances and discussions leading to this Agreement to any third-party, other than to Your immediate family members, attorneys, or accountants (provided that any such party to whom you disclose such information makes a promise, for the benefit of the Company, to keep such information confidential). Nothing in this Agreement shall preclude You from disclosing such information to any governmental taxing authorities or as otherwise required by law.
Note: Notwithstanding any other provision of this Agreement, or any other agreement, You will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If You file a lawsuit for retaliation by the Company for reporting a suspected violation of law, You may disclose the Company’s trade secrets to Your attorney and use the trade secret information in a court proceeding so long as You (1) file any document containing the trade secret under seal and (2) do not disclose the trade secret, except pursuant to court order.
5.    Your Further Agreements and Acknowledgements. You further agree or acknowledge:
a.    You have carefully read and fully understand all of the provisions of this Agreement, which is written in a manner you clearly understand.
b.    You are entering into this Agreement knowingly, voluntarily, and with full knowledge of its significance, and have not been coerced, threatened, or intimidated into signing this Agreement.
c.     You have 21 days from the Termination Date to consider this Agreement (although You may sign it at any time after the Termination Date, if You wish, in the exercise of Your sole discretion). You may accept this Agreement by signing and returning the signed copy so that it is received by the Company (c/o Diana C. Toman at the Company’s corporate headquarters located at 9900 W. 109th Street, Suite 100, Overland Park, Kansas 66210) via hand-delivery, certified mail, overnight express mail or e-mail (legal@compassminerals.com) within the 21-day period after the Termination Date.
d.    that further revisions or changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day consideration period.

e.    the Company advises You to consult with independent legal counsel regarding this Agreement.
f.    the Company advises You to consult with an independent financial advisor regarding the tax treatment of any payments or benefits under this Agreement.
g.    You may revoke this Agreement within 7 calendar days after You sign it by providing written revocation, during that time, to the Company (c/o Diana C. Toman at the Company’s corporate headquarters located at 9900 W. 109th Street, Suite 100, Overland Park, Kansas 66210) via hand-delivery, certified mail, overnight express mail or e-mail (legal@compassminerals.com) within the 7-day revocation period.
h.    this Agreement shall be effective and enforceable on the 8th calendar day following the date You execute it, provided You do not earlier revoke it (the “Effective Date”).
i.     the consideration the Company has provided in this Agreement exceeds anything to which You are entitled in connection with Your employment or Your departure from the Company. You agree that You are not entitled for any reason, or under any other agreement with the Company or its Affiliates, to receive any consideration other than, or in addition to, that which You are receiving under this Agreement.
j.    neither the Company nor its Affiliates has made any representations or warranties to You regarding this Agreement, including the tax treatment of any payments or benefits under this Agreement, and neither the Company nor its Affiliates shall be liable for any taxes, interest, penalties, or other amounts owed by You.
k.    You hereby represent to the Company that You are not a Medicare beneficiary, and no conditional payments have been made by Medicare to or on behalf of You, as of the date You executed this Agreement. You agree to indemnify, defend, and hold harmless the Company and its Affiliates from any Medicare-related claims, including but not limited to any liens, conditional payments, rights to payment, multiple damages, or attorneys’ fees.

6.    The Parties’ Additional Agreements and Acknowledgements. The Parties further agree and acknowledge:

a.    neither the existence of this Agreement nor anything in this Agreement shall constitute an admission of any liability on the part of You, the Company, or any of the Company’s Affiliates, the existence of which liability the Parties expressly deny.

b.    except as provided herein, this Agreement contains the entire agreement between You and the Company with respect to the matters contemplated hereby, and no modification or waiver of any provision of this Agreement will be valid unless in writing and signed by You and the Company.
c.    this Agreement shall be construed in accordance with the laws of the State of Kansas, the federal and state courts of which shall have exclusive jurisdiction over all actions related to this Agreement.

d.    this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute together one and the same Agreement, and a signed copy of this Agreement delivered by facsimile, pdf, e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original.
e.    neither of the Parties is relying on any representation not contained herein; the Parties shall be considered joint authors in the event of any dispute concerning this Agreement, and no provision shall be interpreted against any of the Parties because of alleged authorship; this Agreement shall not be strictly construed by or against You, the Company, or any of the Company’s Affiliates; and the Parties’ intent is that this Agreement shall be interpreted as reasonable and so as to enforce the Parties’ intent and to preserve this Agreement’s purpose.
f.    this Agreement is binding on, and inures to the benefit of, the Company’s successors and assigns and Your heirs, agents, executors, successors and assigns.

g.    that the Company may assign this Agreement, including but not limited to Your releases and waivers, Your additional agreements or prohibitions, and any other confidentiality or restrictive covenant obligations or agreements signed by You.

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SIGNATURE PAGE
I have fully and carefully read and considered this Agreement and acknowledge that I understand it. I am signing this Agreement voluntarily with full knowledge I am waiving my legal rights and that I will be bound by all agreements, representations, and acknowledgements set forth herein:

Date: ______________        _______________________________________
Steven N. Berger

COMPASS MINERALS INTERNATIONAL, INC.

Date: ______________        By:_______________________________________
Name: Diana C. Toman
Title: Senior Vice President, General Counsel and Corporate Secretary